CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Northern Lights Fund Trust and to the use of our report dated June 27, 2018 on the financial statements and financial highlights of Zeo Short Duration Income Fund (formerly Zeo Strategic Income Fund), a series of shares of beneficial interest in Northern Lights Fund Trust. Such financial statements and financial highlights appear in the April 30, 2018 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

June 29, 2018